November 5, 2009

The Clorox Company
1221 Broadway
Oakland, CA 94612

Re:	The Clorox Company, Registration Statement on
Form S-3 (Registration No. 333-146472)

Ladies and Gentlemen:

     We have acted as counsel to The Clorox Company, a Delaware corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of $300,000,000 aggregate principal amount of its 3.55% Senior Notes due 2015 (the “Notes”) pursuant to the Underwriting Agreement, dated November 4, 2009 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC; (ii) the filing on October 3, 2007 by the Company of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the Notes are registered under the Act; (iii) the filing on November 4, 2009 by the Company of Post-Effective Amendment No. 1 to the Registration Statement (referred to together with the Registration Statement as the “Registration Statement”) with the SEC to file as exhibits a form of First Supplemental Indenture (the “First Supplemental Indenture”) among the Company, The Bank of New York Mellon Trust Company, N.A. and Wells Fargo Bank, National Association, which designates Well Fargo Bank, National Association as a trustee (the “Trustee”) under the Indenture, dated as of October 9, 2007, between the Company and The Bank of New York Trust Company, N.A. as trustee (the “Indenture”) and a Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association to act as a trustee under the Indenture; (iv) the filing by the Company on November 4, 2009 of the Preliminary Prospectus Supplement, dated November 4, 2009 (the “Preliminary Prospectus Supplement”), and the expected filing on November 6, 2009 of the Final Prospectus Supplement, dated November 4, 2009 (the “Final Prospectus Supplement”), relating to the Notes with the SEC pursuant to Rule 424(b) promulgated under the Act; (v) the filing on November 4, 2009 by the Company of the Final Term Sheet, dated November 4, 2009 (the “Term Sheet”), relating to the Notes with the SEC as a free writing prospectus; and (vi) the filing of a Current Report on Form 8-K (the “Form 8-K”) to file as exhibits thereto the Underwriting Agreement and a Form of Second Supplemental Indenture to be dated as of November 9, 2009 between the Company and Wells Fargo Bank, National Association, as trustee with respect to the Notes (the “Trustee”) (the “Second Supplemental Indenture”; the Second Supplemental Indenture is referred to together with the First Supplemental Indenture and the Indenture as the “Indenture”), which describes the terms of the Notes, among other exhibits, on or about the date hereof.

The Clorox Company
November 5, 2009

     In connection with this opinion letter, we have examined the Registration Statement, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Term Sheet. We have also examined and relied upon the Indenture, the Officers’ Certificates pursuant to Section 102 of the Indenture with respect to the issuance of the Notes, and the form of the Notes, as well as certificates or statements of public officials, other certificates of officers of the Company and copies of such other documents, corporate records and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

     We have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

     We have assumed, without any independent investigation or verification of any kind, the due authorization, execution and delivery by the Trustee of the First Supplemental Indenture and the Second Supplemental Indenture, the due authentication by the Trustee of the Notes, as well as the legal right and power under all applicable laws and regulations of the Trustee to execute, deliver and perform its obligations under, and the validity, binding effect and enforceability against the Trustee in accordance with the terms of, the Indenture.

     Based upon the foregoing, we are of the opinion that, when issued in accordance with the Indenture and delivered and paid for in accordance with the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company and will be entitled to the benefits provided by the Indenture.

     We render the foregoing opinion as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP